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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 2, 2008 (December 15, 2008)

Cascade Technologies Corp.
 (Exact name of registrant as specified in its charter)

Wyoming	000-52141	98-0440633
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1530 9th Avenue S.E, Calgary, Alberta             T2G 0T7
(Address of principal executive offices)                                (Zip Code)

Registrant's telephone number, including area code: 403-693-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[   ]  Pre-commencement communications pursuant to Rule 13e-14 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year End.

On December 15, 2008, the Board of Directors of Cascade Technologies Corp. (the “Company”) approved the rescission of the increase to authorized capital effected on July 22, 2008 as the increase in authorized capital did not comply with Wyoming Revised Statutes, thereby reducing the authorized capital from 500,000,000 back to 50,000,000.   On December 15, 2008, the Board of Directors, pursuant to Section 17-16-1002 of the Wyoming Revised Statutes and the bylaws of the Company, the Board of Directors of the Company approved a forward split of the issued and authorized common stock of the Company on the basis of 15 shares for every one share currently authorized and issued.  On December 24, 2008, the Company received notification from the Wyoming Secretary of State that the Secretary of State lodged an amendment to the Company’s Articles of Incorporation and Bylaws, effective on December 22, 2008, to increase its Authorized Capital to a total of 750,000,000 common shares.   The shareholders of record of the Company as at December 15, 2008 will receive  15  shares of common stock  in exchange for every 1 existing share of common stock currently held.  The transfer agent for the Company has been directed to issue and deliver, upon receipt by the Transfer Agent of an existing stock certificate of the Company, such number of shares of stock to each shareholder so as to effect the forward split.

Item 9.01 Financial Statements and Exhibits.

3.1	Amended Articles of Incorporation	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this to be signed on its behalf by the undersigned hereunto duly authorized.

Cascade Technologies Corp.
(Registrant)

Date: January 2, 2009	By:	/s/ Jacqueline Danforth
Name: Jacqueline Danforth
Title: Director